Exhibit 99.1

PFGI Capital Corporation Confirms Cash Payment on Preferred Stock

PITTSBURGH, April 15 /PRNewswire/ — PFGI Capital Corporation announced the quarterly cash dividends on its Series A Preferred stock and Series B Preferred stock. The distributions, accruing from February 18, 2010 through May 18, 2010, are payable May 18, 2010 to holders of record on May 1, 2010, at a rate of $0.484375 per share of Series A Preferred stock and $1.25 per share of Series B Preferred stock.

About PFGI Capital Corporation

PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage mortgage-backed securities and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of PNC Bank National Association, a wholly owned banking subsidiary of The PNC Financial Services Group, Inc.

About The PNC Financial Services Group, Inc.

The PNC Financial Services Group, Inc. (http://www.pnc.com/) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

CONTACT:

Fred Solomon

412-762-7544

frederick.solomon@pnc.com